SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 10, 2009, BioMarin Pharmaceutical Inc. (“BioMarin”) completed the purchase of all the outstanding shares of capital stock of BioMarin Pediatrics II (formerly known as Ascent Pediatrics, Inc. and Medicis Pediatrics, Inc.) (“Pediatrics”) a wholly-owned subsidiary of Medicis Pharmaceutical Corporation (“Medicis”) (the “Closing”). Pediatrics’ sole substantial asset is the intellectual property related to the Orapred franchise. As previously disclosed, BioMarin expected to purchase the outstanding shares of Pediatrics in August 2009, but BioMarin and Medicis agreed to close the transaction early in order to settle an outstanding claim related to certain transition services. At the closing, BioMarin paid Medicis $70.6 million in cash as consideration for the stock. The purchase was completed substantially in accordance with the terms of the previously disclosed Securities Purchase Agreement dated May 18, 2004 and amended on January 12, 2005, by and among BioMarin, Medicis and Pediatrics.

The financial impact of this transaction will be reflected in BioMarin’s Form 10-Q for its second quarter ending June 30, 2009. Following the Closing, BioMarin intends to transfer all of the North American intellectual property relating to the Orapred product to Sciele Pharma, Inc., a U.S.-based group company of Shionogi & Co., the third party who holds a license from BioMarin to sell and commercialize the Orapred product line in North America. This transfer of the intellectual property will be made in accordance with the terms of the previously disclosed License Agreement dated March 15, 2006 between Biomarin and Sciele Pharma, Inc. (formerly Alliant Pharmaceuticals, Inc.).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: June 15, 2009	By:	/s/ Eric Davis
G. Eric Davis
Vice President, General Counsel